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                                                                    EXHIBIT 10.1






                 PURCHASE, DISTRIBUTION AND MARKETING AGREEMENT


                                 BY AND BETWEEN


                          SALTON/MAXIM HOUSEWARES, INC.


                                       AND


                                KMART CORPORATION





                            -------------------------

                                JANUARY 27, 1997

                            -------------------------






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                 PURCHASE, DISTRIBUTION AND MARKETING AGREEMENT


         This Agreement ("Agreement") is entered into as of January 27, 1997 (the "Execution Date") between Salton/Maxim Housewares, Inc., a Delaware corporation ("Salton"), and Kmart Corporation, a Michigan corporation ("Kmart").

                                    PREAMBLE

         WHEREAS, pursuant to License Agreements by and between White Consolidated Industries, Inc. ("WCI") and Salton (the "License Agreements"), Salton has the exclusive right and license within the United States to use the trademark "White-Westinghouse" and all associated designs and trade dress (together, the "Trademark") in connection with the design, manufacture, advertising, sale and promotion of, among others, the products listed on Exhibit A hereto, each of which will bear and include the Trademark (such products bearing the Trademark are hereinafter referred to as the "Products");

         WHEREAS, Kmart is a leading discount retailer of various consumer and other products, including products similar to the Products; and

         WHEREAS, Salton desires to grant to Kmart certain exclusive rights and obligations to purchase, distribute, sell, market and promote the Products in the United States, and Kmart desires to accept and exercise these rights and obligations, upon the terms and subject to the conditions of this Agreement.

         WHEREAS, simultaneously with the execution of this Agreement, Kmart is executing an agreement with New M-Tech Corporation, an affiliate of Salton, as defined in Section 1.1 below (the "New Tech Agreement"), for the use of the Trademark on Audio products, Video products, Telephones, Telephone Answering Machines and Telephone accessories all as specifically described therein, which agreement is critical to Kmart's overall program for use of the Trademark on Products under this Agreement with Salton, is a primary inducement for Kmart's entering into, and is a continuing necessary component of and precondition to Kmart's performance under this Agreement with Salton.

         Accordingly, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:


                              TERMS AND CONDITIONS

1.       DEFINITIONS

         As used in this Agreement, the following terms shall have the meaning given to them below:

         1.1 "Affiliate" means any Person involved in a situation where, directly or indirectly, one Person controls, or has the power to control, the other Person or a third party controls, or has the power to control, both Persons.

         1.2 "Discount Department Store" shall include, without limitation, the Persons listed on Schedule 1.2 hereof as well as all department stores which are similar to Discount Department Stores in terms of market niche, size and product pricing which now or hereafter may exist.

         1.3 "Person" shall include any individual, corporation, partnership, association, cooperative, joint venture, or any other form of business entity recognized under the law.


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         1.4      "sale" shall mean any action involving selling.

         1.5 "sell" shall mean to, directly or indirectly, sell, distribute, supply, solicit or accept orders for, negotiate for the sale or distribution of, or take any other action that is in furtherance of, any of the foregoing. "Sell" also include any other forms of that verb, whether active or passive, or in the past, present, or future tense.

         1.6 "United States" shall mean the United States of America, including Puerto Rico and Guam.


2.       APPOINTMENT

         2.1 Appointment by Salton; Acceptance by Kmart. Subject to the provisions of this Agreement, Salton hereby appoints Kmart as the sole and exclusive Discount Department Store to purchase, distribute, sell, market and promote the Products in the United States and Kmart hereby accepts such appointment. The rights granted to Kmart under this Agreement shall hereinafter collectively be referred to as the "Right." No other Discount Department Store shall have any such Right during the Term of this Agreement and/or any extension or renewal thereof, regardless of source (i.e., whether from Salton or any other entity) subject to Sections 10.4 and 10.5 hereof. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to preclude the sale of Products (i) by entities or stores other than Discount Department Stores including, without limitation, retail department stores, specialty housewares, gourmet and kitchen stores and national cable television programs or (ii) by any Person outside the United States. Furthermore, nothing in this Agreement shall preclude Kmart from purchasing products of the type listed on Exhibit A hereto from any sources other than Salton if such products do not bear or include or are not sold under the Trademark, and no payments shall be due to Salton hereunder in respect of such sales.

         2.2 Territorial Limitations. Salton covenants and agrees that, during the term of this Agreement or until this Agreement is terminated in accordance with the provisions of Article 10 below:

                  2.2.1 Salton shall not, directly or indirectly, sell any Product to a Discount Department Store in the United States, subject to Sections 10.4 and 10.5 hereof.

                  2.2.2 Except with the prior written consent of Salton (which consent may be refused in the sole, absolute and arbitrary discretion of Salton), Kmart shall not sell any Product to any Person outside the United States. The United States includes Puerto Rico and Guam.

                  2.2.3 The parties acknowledge and agree that the relationship hereby established between Kmart and Salton is solely that of buyer and seller of goods that each is an independent contractor engaged in the operation of its own respective business, that neither party shall be considered to be the agent of the other party for any purpose whatsoever, except as otherwise expressly indicated in this Agreement, and that, except as otherwise expressly indicated in this Agreement, neither party has any authority to enter into any contract, assume any obligations or make any warranties or representations on behalf of the other party. Nothing in this Agreement shall be construed to establish a partnership or joint venture relationship between Salton and Kmart. Nothing in this Agreement shall be deemed in any way to constitute a sublicense by Salton of its rights under the


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                           License Agreement, and the relationship between the
                           parties hereto shall at all times be as set forth in this paragraph.


3.       REPRESENTATIONS AND WARRANTIES OF SALTON

         3.1      Salton represents and warrants to Kmart as follows:

                  3.1.1 Organization, Power and Authority. It is duly organized and validly existing under the laws of the State of Delaware, has all requisite power and authority to conduct its business as now, and as proposed to be, conducted and to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by Salton and represents a valid and binding obligation enforceable against Salton in accordance with its terms.

                  3.1.2 No Conflicts; Consents. Execution and delivery hereof, or performance by Salton hereunder, shall not
                           (a) violate or create a default under (i) Salton's Certificate of Incorporation or by-laws (true and correct copies of which have been delivered to Kmart), (ii) any mortgage, indenture, agreement, note or other instrument to which it is a party or to which its assets are subject including, without limitation, the License Agreement or (iii) any court order or decree or other governmental directive or
                           (b) result in the action of any lien, charge or encumbrance on any material portion of Salton's assets, except as contemplated hereby.

                  3.1.3 Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Salton.

                  3.1.4 Trademark/Compliance with Laws. It has the contractual right and authority to use the Trademark for the Products as provided in this Agreement and to grant to Kmart all rights which are set forth in this Agreement including but not limited to the "Right" described in Section 2.1 herein, including but not limited to, the right to import all Products into the United States for the full duration of this Agreement; and Salton shall provide U.S. Customs with sufficient proof and documentation to enable Kmart to do so. (Notwithstanding the foregoing, Salton shall have up to ten (10) business days to correct any such U.S. Customs Problems which do not affect Kmart's ability to use the Trademark in connection with the sale of any of the Products pursuant to this Agreement.) In addition, no other Discount Department Store shall have the right to use the Trademark in connection with the sale of any of the Products or sell Products bearing the Trademark or have any of Kmart's rights hereunder during the Term of this Agreement and any renewal and/or extension hereof. Furthermore, this Agreement as well as Salton's performance hereunder shall be in compliance with all applicable laws, rules and regulations other than immaterial violations. Any claim which Kmart reasonably believes impairs or would impair Kmart's ability to receive any of the benefits of this Agreement, or any failure under this Agreement and/or under the NewTech Agreement with respect to this (or the Salton Agreement's) Section 3.1.4 and/or Section 2.1, whether such failure relates to any or all Products, shall entitle Kmart, in addition to all other rights and remedies, without resort to the notice and cure requirements under Section 10.3 herein, to immediately terminate this Agreement and owe nothing to Salton


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                           except for payment for Products accepted and sold by
                           Kmart through the date of termination.

                  3.1.5 Qualifications. Throughout the Term of this Agreement and any renewal or extension hereof, Salton shall comply with the following requirements:

                           a. New Vendor Packet Compliance. Salton must have executed and delivered to Kmart all documents required by Kmart's New Vendor Packet, including, but not limited to, Kmart's agreement on standard purchase order terms and conditions attached as Exhibit B (collectively, the "Related Documents") and must currently be in full compliance with the same except as required by this Agreement. Salton's execution of this Agreement shall constitute Salton's acceptance of and agreement to the terms and conditions contained in all of the Related Documents to the extent not inconsistent with the terms of this Agreement.

                           b. Kmart Corporation Code of Business Conduct. Salton must be in full compliance with the Kmart Code of Business Conduct and all applicable laws, rules and regulations, including but not limited to child, forced, and prison labor laws and must not have violated the Code of Business Conduct or applicable laws during the twelve calendar months preceding the date of execution of this Agreement.

                           c. Continuing Business Conduct with Kmart Foreign Subsidiaries and Operations. Salton must not restrict or curtail in any way its historical business practices and course of dealing with Kmart's foreign subsidiaries and other foreign operations if any existed.

                           d. Industry Performance. Salton must at a minimum meet normal industry standards for performance regarding timing and completion levels of fill rates without substitutions.

                           e. Electronic Data Interchange. Salton must accommodate and participate in Kmart's electronic data interchange program.


4.       REPRESENTATIONS AND WARRANTIES OF KMART

         4.1      Kmart represents and warrants to Salton as follows:

                  4.1.1 Organization, Power and Authority. It is duly organized and validly existing under the laws of the State of Michigan, has all requisite power and authority to conduct its business as now, and as proposed to be, conducted and to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by Kmart and represents a valid and binding obligation enforceable against Kmart in accordance with its terms.

                  4.1.2 No Conflicts; Consents. Execution and delivery hereof, or performance by Kmart hereunder, shall not
                           (a) violate or create a default under (i) Kmart's Certificate of Incorporation or by-laws (true and correct copies of which have been delivered to Salton), (ii) any mortgage, indenture, agreement, note or other instrument to which it is a party or to which its assets are subject or (iii) any court


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                           order or decree or other governmental directive or
                           (b) result in the action of any lien, charge or encumbrance on any material portion of Kmart's assets.

                  4.1.3 Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Kmart.


5.       MINIMUM ORDERS; OTHER OBLIGATIONS

         5.1      Minimum Product Orders/Sales and Exclusive Remedy. Subject to
                  Section 5.2 hereof, during the Term of this Agreement, Kmart agrees to place orders for a minimum U.S. dollar amount of Products within each category specified below (each, a "Category") from Salton (the "Minimum Product Orders") at the purchase prices determined in accordance with Sections 7.1.1 and 7.1.2 hereof during the periods (each, a "Period," and together, the "Periods") in each case as specified below ($ in millions). All Products ordered prior to the date of this Agreement shall be credited against the Minimum Product Orders for the initial Period of this Agreement.

   CATEGORY      UP TO AND
   --------      ---------
     (IN         INCLUDING       7/1/98-        7/1/99-       7/1/00-        7/1/01-      7/1/02-       7/1/03-
     ---         ---------       -------        -------       -------        -------      -------       -------
   MILLIONS)      6/30/98        6/30/99        6/30/00       6/30/01        6/30/02      6/30/03       6/30/04
   ---------      -------        -------        -------       -------        -------      -------       -------
   Kitchen
 Housewares:       $40.0          $50.0          $52.0         $54.1          $56.2        $ 58.5        $ 60.8

Personal Care:      13.0           13.5           14.1          14.6           15.2          15.8          16.4

Heaters/Fans:       18.0           18.7           19.5          20.2           21.1          21.9          22.8

 Electric Air
 Cleaners and
 Humidifiers:      $ 6.0          $ 6.2          $ 6.5         $ 6.8          $ 7.0        $  7.3        $  7.6
                   -----          -----          -----         -----          -----        ------        ------

    Total          $77.0          $88.4          $92.1         $95.7          $99.5        $103.5        $107.6
                   =====          =====          =====         =====          =====        ======        ======



                  Specific purchase orders shall be issued by Kmart from time to time for the Products being purchased ("Specific Purchase Orders"). The Specific Purchase Orders shall be in the form and substance of the form of purchase order annexed hereto as Exhibit C for domestic orders and Exhibit D for import orders, both of which are incorporated herein by this reference ("Purchase Order Forms") and shall govern and control the terms of each purchase by Kmart of Products hereunder; provided, that in the event of a conflict between the terms set forth in a Specific Purchase Order and in this Agreement, the terms set forth in this Agreement shall be determinative of such conflict. Each Specific Purchase Order may be accepted or rejected by Salton, provided that: (i) Salton's failure to provide Kmart with written notice of rejection of any Specific Purchase Order within five (5) days of Kmart's issuance thereof shall constitute Salton's acceptance of such Specific Purchase Order; and (ii) Salton is required to accept all Specific Purchase Orders for which and all such Orders shall automatically qualify as accepted by Salton;


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                  and (iii) Salton is required to accept all Specific Purchase
                  Orders which Salton is to fill ("Direct Salton Orders"), provided (a) they are issued at prices negotiated by Kmart and Salton or; (b) are consistent with prices quoted by Salton to Kmart; and (c) are issued within ninety (90) days of the required delivery date and; (d) are in an order quantity which is not inconsistent with the average order quantity on Specific Purchase Orders issued by Kmart to Salton over the preceding one hundred twenty (120) days, and all such Orders placed shall automatically qualify as accepted by Salton. Notwithstanding the foregoing, Salton shall use its best efforts to fill all Specific Purchase Orders placed by Kmart in less than ninety (90) days from the required delivery date. For purposes of this Agreement, in the event that Kmart issues a Specific Purchase Order which is accepted by Salton as set forth above and Salton fails through no fault of Kmart to timely deliver conforming Products to or on behalf of Kmart by the required delivery date specified therein, or if for any reason, but through no fault of Kmart, Salton is unable to procure Products THEN the Minimum Product Orders in the applicable Category shall be reduced by the dollar amount set forth in the Specific Purchase Order(s) related thereto, whether or not such Products are ultimately purchased by Kmart. Kmart's deductions for documented claims whether under the Specific Purchase Orders or otherwise, shall not reduce Kmart's fulfillment of the Minimum Product Orders, and for purposes of determining if Kmart has issued the Minimum Product Orders, Kmart shall be deemed to have purchased all Products covered by a remittance regardless of offsets/deductions for claims. If, however, Kmart issues a Specific Purchaser Order which is accepted by Salton as set forth above and Salton timely delivers conforming Products to or on behalf of Kmart by the required delivery date specified therein, and Kmart fails to remit payment for such conforming Products so delivered, then such Products shall not be counted for purposes of determining if Kmart has issued the Minimum Product Orders, unless and until such Products are ultimately paid for by Kmart. Notwithstanding the foregoing, Kmart shall not be relieved of any obligation to pay for conforming Products timely delivered to or on behalf of Kmart in accordance with any Specific Purchase Order.

                  Subject to Sections 5.1 above and 5.2 below, in the event that Kmart fails to place the Minimum Product Orders in any of the Categories specified above within any of the periods specified above, then Kmart shall be required to pay Salton within thirty (30) days following the end of any such period, as Salton's sole and exclusive remedy hereunder and upon receipt of an invoice from Salton therefor, an amount equal to (i) (A) the Minimum Product Orders in such Category less (B) the Actual Order Amount in such Category multiplied by (ii) five percent (5%) (the "Fee(s)"). The "Actual Order Amount" for purposes of this Section 5.1 shall mean, subject to Section
                  5.1 above and Section 5.2 below, the positive amount, if any, obtained by adding (i) the actual amount of Products ordered by Kmart in the applicable Category during the applicable Period (adjusted upwards pursuant to Section 5.1 above and 5.2 below) and (ii) the excess, if any, of (A) the actual amount of Products ordered by Kmart in the applicable Category during the Period (adjusted upwards pursuant to Section 5.1 above and 5.2 below) immediately prior to the applicable Period (the "Prior Period") less (B) the Minimum Product Orders in the applicable Category for the Prior Period. In no event, however, shall Salton's Fees (for both ordered and unordered Products) ever exceed the amount Salton would have received in any Category under Section 5.1 herein if Kmart had met all Minimum Product Order commitments stated therein, and Salton shall reconcile and refund all Fees received in excess thereof subject to Section 7.1.2 hereof. For example, if during the Period from the Execution Date of this Agreement through June 30, 1998, Kmart issues Product Orders in the Kitchen Housewares Category equal to an aggregate of $48.0 million and, if during the period from July 1, 1998 through June 30, 1999, Kmart issues Product Orders in the Kitchen Housewares Category equal to an aggregate of


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                  $41.0 million, then Kmart shall pay Salton, as Salton's sole and exclusive remedy for Kmart's failure to issue the Minimum Product Orders for the Products, an amount equal to $50,000 on or before July 30, 1999 ($1.0 million x 5%). Product Orders in a particular Category may not be used to satisfy the Minimum Product Orders in any other Category.

         5.2 Reduction of Minimum Product Orders. In the event that during any Period aggregate retail sales of Products in the United States for a particular Category have decreased from the Prior Period (the amount of such reduction of sales in the United States of Products in any particular Category is hereinafter expressed as a percentage, and the amount by which such percentage exceeds 10% is hereinafter referred to as the "Reduction Percentage"), then the Minimum Product Orders for that Category for the Period following the Prior Period (the "Adjustment Period") shall be reduced. This reduction shall be in an amount (the "Reduction Amount") equal to (i) the higher of (A) the Minimum Product Order commitment for the applicable Category for the Adjustment Period or (B) the actual Product Orders by Kmart of the Products in the applicable Category during the Prior Period (the "Actual Prior Period Orders") multiplied by (ii) the Reduction Percentage. The Reduction Amount will then be subtracted from the higher of (i) the Minimum Product Order commitment for the applicable Category for the Adjustment Period or (ii) the Actual Prior Period Orders, to determine the new Minimum Product Order commitment for the applicable Category for the Adjustment Period; provided, however, that if this computation yields an amount greater than the Minimum Product Order commitment for such Period, then no adjustment shall be made. In addition, an adjustment may only be made to the extent that it would not reduce the Minimum Product Order commitment for the Adjustment Period below 80% of the amount specified for such Period for the applicable Category under Section 5.1. All computations will be based on prices that do not include any internal Kmart charges. By way of example only, if retail sales of Kitchen Housewares in the United States decrease by 30% during the Period from July 1, 1999 to June 30, 2000 and Kmart issues orders for $60.0 million of Products in the Kitchen Housewares Category during the Period from July 1, 1999 to June 30, 2000, then the Minimum Product Orders commitment for Kitchen Housewares for the Period from July 1, 2000 to June 30, 2001 shall be reduced from $54.1 million to $43.2 million ([30%-10%] x $60.0=$12.0 million; $12.0 million subtracted from $54.1 million = $42.1 million; however, the Minimum Product Orders can never be reduced under this Section 5.2 by more than 80% of $54.1 million (which equals $43.2 million). For purposes of this Section 5.2, sales of Products in the United States within a particular Category shall be determined by reference to applicable information published in the most widely-circulated trade publication containing such information; provided, that if Kmart and Salton are unable to agree upon the publication from which such information is to be derived, then the applicable information shall be derived by reference to a trade publication selected by Kmart and a trade publication selected by Salton, and the applicable sales information shall be determined on the basis of the average of the data contained in the two publications.

         5.3 Retail Sales Price. Kmart shall have sole discretion in setting the sales price for the sale of the Products to its customers.


6.       DELIVERY

         6.1 Availability of Products. Products shall be shipped in accordance with the Specific Purchase Orders. Salton shall use its reasonable best efforts to make available to Kmart sufficient quantities of the Products to satisfy Kmart's Product Orders.


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         6.2      Product Forecasts. To assist Salton in production scheduling for the manufacture of the Products, Kmart shall provide to Salton, monthly, a six month rolling forecast of its requirements for Products. The first forecast shall be provided by Kmart to Salton within thirty (30) business days of the Execution Date of this Agreement (to forecast the requirements for the six months ended June 30, 1997 and for the next five succeeding calendar months) and thereafter shall be provided to Salton on or before the 20th day of each month (to forecast the requirements for the next six succeeding calendar months). It is understood and agreed that all forecasts are estimates only and Kmart shall only be bound to purchase the Products pursuant to Specific Purchase Orders issued by it to Salton, subject to the satisfaction of the Minimum Product Order commitment set forth in Section 5.1 hereof; and the Fee on any shortfall in the Minimum Product Order for any Category and Kmart's payment for conforming Products ordered and timely delivered through the date of Termination shall be Salton's sole and exclusive remedy hereunder.

         6.3 Shipping Arrangements; Risk of Loss. The shipping arrangements, insurance and risk of loss relating to Products purchased hereunder shall be specified in each Specific Purchase Order.


7.       MANUFACTURE OF PRODUCTS; PRICE AND PAYMENT TERMS

         7.1 Manufacture of Products. All Products for which Specific Purchase Orders have been issued (subject to Section 5.1 of this Agreement) may be manufactured by or on behalf of Salton
                   Salton acknowledges and Kmart acknowledges (based upon
                  Salton's representation) that under the License Agreement WCI has the right before the initial order of a new Product within ten (10) days of submission by Salton, to approve or reject the Product specimen, related artwork and packaging, which consent shall not be unreasonably withheld and shall be automatic unless rejection is communicated in writing to Kmart within the ten (10) day period. In each such case, Salton shall be solely responsible for making timely submission to WCI and timely written communication to Kmart of any rejection; and Kmart shall have no liability, whatsoever, for any claim or failure relating to or arising from this Section 7.1.

                                    7.1.1 Direct Salton Orders. In the event
                           that Kmart elects in its sole and absolute discretion to procure the manufacture of Products directly by or on behalf of Salton, then Kmart shall enter into an agreement with Salton for such Products as Kmart desires to purchase and Salton is willing to manufacture pursuant to a purchase order identical in all respects to the Purchase Order Form annexed hereto as Exhibit C for domestic orders and Exhibit D for import orders (the "Direct Purchase Order"). The price to Kmart of Products under a Direct Purchase Order, and all other terms and conditions not specified in this Agreement or in the Purchase Order Form,, shall be determined by mutual agreement acceptable to each of Kmart and Salton in its sole discretion at or prior to the time the applicable Direct Purchase Order is issued by Kmart and accepted by Salton.

                  7.1.2 Orders from pursuant to a purchase order identical in all respects to the Purchase Order Form annexed hereto as Exhibit C for domestic orders and Exhibit D for import orders (the "Purchase Order"). Kmart shall make direct payments to of the amounts owed under such Purchase Order for conforming Products timely delivered (the "Payments"). Salton shall remain liable for the Payments in the event Kmart fails to make such Payments. Kmart shall indemnify and hold harmless Salton and its officers, directors,


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
                           employees and agents from and against any claim, liability or damages, including related costs and attorneys' fees, of which it is timely advised in writing resulting from the failure by Kmart to make Payments, or otherwise perform, in accordance with the terms of the Purchase Orders unless such failure is caused or contributed to by Salton, Windmere or WCI. Kmart shall control the defense and settlement of any claims for which such indemnify is provided. Nothing in this Agreement shall be construed to limit or restrict Kmart in any fashion from dealing directly with. Salton shall not be liable for the failure to perform, including warranties, unless and except to the extent that such failure is caused or contributed to by Salton, Windmere or WCI.

                  7.1.3 Purchase Orders from Kmart to Salton Relating to . Kmart agrees that delivery of the Products in conformity with the applicable Purchase Order shall be deemed, without any further agreement or instrument, the agreement of Kmart to purchase such Products from Salton in the manner set forth in
                           Section 7.1.2 above and in this Section 7.1.3 on exactly the same terms and conditions provided under the Purchase Order issued by Kmart at a price equal to the sum of (i) the Payment for such Products plus (ii) five percent (5%) of the "first cost" of such Payment (the "first cost" being the price up to the f.o.b. point of shipment, net of any taxes, freight costs, customs fees, duties, etc.). (The amounts set forth in (i) and (ii) are collectively referred to herein as the "Salton Payment"). Upon delivery of the conforming Products identified in the Purchase Order to Kmart, together with the related invoice, Kmart shall at its sole and exclusive option either (i) pay the Salton Payment to Salton whereupon Salton shall pay the Payment to or (ii) pay the Payment directly to and remit the difference between the Salton Payment and the Payment directly to Salton. Kmart's exercise of either of the preceding options shall extinguish any and all rights of Salton to such payments.

                  7.1.4 Aggregate Sales Reports. Within ten (10) days after the end of each calendar month during the term of this Agreement, Kmart shall provide Salton with a written statement (the "Kmart Statement") indicating, with respect to the preceding month, (i) the aggregate dollar amount of all purchases of Products under this Agreement and the quantity and types of Products so purchased, (ii) the aggregate dollar amount of Payments made directly to upon delivery of the Products, (iii) the aggregate dollar amount of the Salton Payments made directly to Salton upon delivery of conforming Products. Salton shall have the right, upon reasonable notice and at reasonable times, within six (6) months following its receipt of the Kmart Statement to review the books and records of Kmart with respect only to (i), (ii) and (iii) above for the period covered by such Kmart Statement, to confirm the accuracy of the payments made hereunder provided that such right of review shall not be exercisable more than once per year and provided further that if such review reveals an underpayment of more than one percent (1%) of the amount to which Salton is entitled hereunder, then Salton may conduct such review twice per year. The cost and expenses of such examination shall be paid solely by Salton; provided, that if such examination reveals an underpayment to either Salton of more than one percent (1%) of the amount to which Salton is entitled hereunder, then the reasonable out of pocket costs and expenses of such examination shall be paid by Kmart upon receipt of an invoice therefor with support documentation attached. Notwithstanding the foregoing, the first Aggregate Sales Report will not be issued until after February 15, 1997.

                  7.1.5 Examination by Independent Auditors. The independent auditors for each of Salton and Windmere-Durable Holdings, Inc. ("Windmere") presently Deloitte & Touche and Grant Thornton L.L.P., shall have the right during the term of this Agreement at any time that either Salton or Windmere requires audited financial statements (e.g. in connection with the preparation of their respective annual reports, bank loans or certain acquisitions) to review the books and records of Kmart, but in no event more than twice per year. Any additional audits shall be conducted only with Kmart's express prior written consent, which shall not be unreasonably withheld, and shall be only for the purpose of confirming the accuracy of, and relating only to, the financial information required to be provided to Salton hereunder as set forth in Section 7.1.4 herein, including, all Purchase Orders. All information obtained by such auditors in the course of such review shall be maintained by such auditors as confidential and shall not be disclosed to any party, including Windmere and/or Salton, without the express prior written consent of Kmart. The cost and expenses of such examination shall be paid solely by Salton and/or Windmere, as the case may be; provided, that if such examination reveals an underpayment of more than one percent (1%) of the amount to which Salton is entitled hereunder, then the reasonable out of pocket costs and expenses of such examination shall be paid by Kmart upon receipt of an invoice therefor with support documentation attached.

                  7.1.6 Assignment of Rights. In consideration of Kmart entering into this Agreement and agreeing to pay directly subject to and in accordance with the terms hereof, this Agreement shall constitute the automatic assignment to Kmart of all rights of Salton against with respect to Products purchased from pursuant to this Agreement, which rights may not be enforced by Salton. Salton shall have no liability with respect to any non-performance of unless Salton, Windmere or WCI causes or contributes to such non-performance. This Agreement shall also constitute the automatic and irrevocable assignment of the Payment portion of the Salton Payment to and such payment is not assignable to any other party, including Salton.

                  7.1.7 Sole and Exclusive Remedy of Salton. Salton's sole and exclusive remedy relating to any Purchase Order or any failure under this entire Section 7 shall be against Kmart for its payment of the difference between the Salton Payment and the Payment or for enforcement of Kmart's indemnification obligation under Section 7.1.2 hereunder. Salton shall have no right to enforce against Kmart, Kmart's payment of the Payment portion of the Salton Payment unless Kmart shall have wrongfully failed to pay such amount to upon timely delivery of conforming Products under a Purchase Order. Salton shall have no right to enforce performance or seek any other remedy against hereunder or under any Purchase Order.

                  7.1.8    Invoicing Requirements/Payment Terms.

                           A.       Salton will follow the invoicing
                                    requirements provided by Kmart from time to time.

                           B Payment for all Direct Salton Orders of Products f.o.b. Asia ("Import Products") and purchased hereunder shall be as follows: (i) Direct Salton Orders shall be made by wire transfer within five (5) business days following the receipt of goods ("ROG") provided the International Department has received (i) the original invoice, (ii) an original signed bill of lading and (iii) the customary signed Kmart inspection certificate for goods manufactured overseas.

                           C. Payment for all domestic Direct Salton Orders purchased hereunder shall be made by check issued within ten (10) business days of receipt of goods ("ROG") provided Kmart has received the applicable invoice.

                           D. Payment for all domestic and import Orders purchased hereunder shall be made pursuant to Section 7.1.3 herein. If Kmart, in its sole and exclusive discretion exercises the payment option set forth in (ii) under
                                    Section 7.1.3, Salton shall invoice Kmart for the difference between the Salton Payment and the Payment after Salton receives each Aggregate Sales Report described in Section 7.1.4 herein. Salton shall prepare and submit 2 invoices covering each Aggregate Sales Report: one for import orders and one for domestic orders. The invoices shall be directed to:

                                    FOR DOMESTIC ORDERS:               FOR IMPORT ORDERS:
                                    Bryan Atkinson                     Linda Peterson
                                    Manager, Accounting Operations     Director, International
                                    Kmart Corporation                    Administration
                                    3100 West Big Beaver Road          Kmart Corporation
                                    Troy, MI 48084                     3100 West Big Beaver Road
                                                                       Troy, MI 48084

                  Kmart shall pay all such invoices within ten (10) business days of receipt.


                  7.1.9 Stand-by Letter of Credit. Kmart shall open, within ten (10) business days of the Execution Date, a transferable and assignable stand-by irrevocable letter of credit in the sum of $10,000,000 in favor of Salton from a financial institution reasonably acceptable to Salton ("Letter of Credit") which can only be drawn upon for Kmart's failure to pay for Direct Salton Orders of conforming Products which are timely shipped f.o.b. Asia as further described in this Section and for no other reason (including, but not limited to, any Salton Payment) Salton shall have as its sole and exclusive remedy for Kmart's failure to pay for such Products, notwithstanding Section
                           10.3 herein, the right to draw on the Letter of Credit at any time and from time to time provided all of the following procedures are followed by Salton and all of the following conditions are met: (i) Kmart has failed to pay for such Products as provided herein (ii) Salton has provided Kmart with the required written notice and opportunity to cure pursuant to Section 10.3 herein and has submitted an affidavit signed by the Chief Financial Officer of Salton as follows: "Salton has timely delivered conforming Products f.o.b. Asia to Kmart, Kmart has taken deliveries of such Products and Salton has invoiced Kmart therefor. Kmart Corporation owes Salton/Maxim Housewares, Inc. $_______ pursuant to invoices [invoice numbers to be inserted] (iii) A copy of such invoices and the corresponding inspection certificates indicating that the Products have passed inspection and corresponding original bills of lading duly signed by an authorized officer of Kmart are annexed to the affidavit; (iv);Kmart has failed to pay the amount owing when due after receipt of an invoice therefor and a notice specifying such amount and describing the obligation including respective purchase order number(s),(v). Kmart has received such notice on __________, sixty (60) days have elapsed (for individual obligations of up to $2 million) or thirty (30) days have elapsed (for individual obligations of more than

                           $2 million), and Kmart has failed to pay the amount owing or provide proof that the amount is not owing.

                           Salton shall provide Kmart with ten (10) days prior written notice of its intent to submit such affidavit to draw on the Letter of Credit and shall not be entitled to submit such affidavit if Kmart can prove payment of the amount claimed owing or that the goods were not conforming or timely delivered or otherwise resolve the dispute within such ten (10) day period. The Letter of Credit shall be in form and substance reasonably satisfactory to Salton and shall terminate on December 15, 1997.

                  7.1.10 Currency Exchange. Prices charged Kmart and payments made by Kmart to Salton for the Products shall be in U.S. dollars.


8.       RETURNS, ALLOWANCES AND WARRANTIES

         8.1 Terms of Specific Purchase Order to Control. The terms and conditions of this Agreement, including the Purchase Order Forms, as well as the terms and conditions set forth in each Specific Purchase Order shall determine the rights and obligations of the parties with respect to returns, allowances and warranties relating to Products ordered thereunder.


9.       DAMAGES, INDEMNIFICATION AND INSURANCE

                  9.1 Indemnification. To the fullest extent permitted by law, Salton shall reimburse, indemnify, defend and hold harmless, Kmart, its directors, officers and employees and subsidiaries and affiliates and each of their respective directors, officers and employees from and against any damage, loss, expense or penalty, or any claim or action therefor, by or on behalf of any person or entity, arising out of the performance or failure of performance of this Agreement including but not limited, to any claim or failure with respect to Sections 2 or 3 hereof.

                  Salton shall reimburse, indemnify, defend and hold harmless Kmart, its directors, officers and employees and subsidiaries and affiliates and each of their respective directors, officers and employees from and against all third-party claims alleging that any Products and or any Right furnished under this Agreement infringe any patent, copyright, trademark or other proprietary right or constitute a misuse of any trade secret information and shall pay all costs, attorneys fees, settlement payments and damages arising in connection with any such claims. Kmart agrees to timely advise Salton of any such suit, claim or proceeding, and to extend reasonable cooperation to Salton in the defense or settlement of such suit, claim or proceeding, but Salton shall have sole control thereof. In the event that an injunction is obtained against Kmart's use, purchase, distribution, sale, marketing and/or promotion of any Products and/or any Right in whole or in part, Salton shall promptly, at its option either: (a) procure for Kmart the right to continue using, purchasing, distributing, selling, marketing and/or promoting such Products enjoined from use, or (b) replace or modify the same so that Kmart's use, sale or possession is not subject to any such injunction, or (c) at Kmart's option refund to Kmart all amounts paid to Salton for such Products and such Right, including but not limited to all Salton Payments.

                  9.2 Insurance. Salton shall, during the Term of this Agreement, maintain the following insurance coverages as indicated or as required by law, whichever shall be greater, with insurers in good standing and authorized to do business under the laws of the State(s) where performance hereunder shall occur:

                  (a) Comprehensive General Liability, naming Kmart as an additional insured including, but not limited to, Contractual Liability and Products Liability, with broad form property damage and bodily injury (including Personal Injury) coverage. The minimum limits for each shall be $2,000,000 per occurrence.

                  (b) All insurance required in Exhibits B and C hereto, as well as that required under each Purchase Order.

                  (c) Employee fidelity insurance, workers compensation insurance and employer's liability insurance as required by all applicable federal, state or other laws, rules or regulations.

                  Prior to execution of this Agreement, Salton shall tender to Kmart certificates of insurance evidencing the coverage required to be maintained by Salton hereunder. The certificates must provide that no change or cancellation of insurance shall be made without thirty (30) days prior written notice to Kmart.

         9.3 Survival. The provisions of this Section 9 shall survive the termination or expiration of this Agreement.


10.      TERM AND TERMINATION

         10.1 Term. The Term of this Agreement shall be a period commencing on the Execution Date and terminating on June 30, 2004, unless earlier terminated in accordance with this Section 10 of this Agreement.

         10.2 Extension of Terms. If neither Kmart nor Salton terminate this Agreement pursuant to Section 10.3, 10.4 or 10.5, as applicable, Kmart shall have the right to extend the term of this Agreement for successive one-year periods through June 30, 2011, by delivering written notice to Salton of its desire to so extend this Agreement on or before May 30 of any year during the Term or any extension period, as applicable. Upon any such extension, the Minimum Product Orders for each Category shall be increased at an annual rate of no more than four percent (4%) from the amount of Minimum Product Orders in the immediately preceding year during each year in which the Term has been so extended. Kmart may terminate this Agreement without cause on sixty (60) days prior written notice at any time during any extension period without cost or penalty.

                  10.3 Termination by Either Party. The occurrence of one or more of the following events shall constitute a default of the party responsible for the occurrence of such event ("Default"):

                  (a) Material breach of the Agreement, including, without limitation, (i) the failure of Salton to supply Products and/or provide services as provided for herein with such diligence as will insure compliance with all delivery, installation, completion and other dates specified herein, (ii) the failure of Kmart to pay or reimburse any material amounts which are due to be paid or reimbursed hereunder; (iii) any failure relating to Section 2.1, Section 3.1.4 and/or
                           Section 9 herein; or (iv) New Tech's breach of the NewTech Agreement;

                  (b) Failure or material breach of any material condition, obligation, covenant, representation or warranty set forth herein; or

                  (c) Insolvency, or the institution of proceedings by or against a party under any federal or state bankruptcy or insolvency law or an assignment for the benefit of all or substantially all creditors which proceeding is not stayed within sixty (60) days of filing; or the cessation of operations or doing business for any reason.

                  Upon the occurrence of a Default, the non-defaulting party shall provide written notice (the "Notice") to the defaulting party specifying the nature of the Default and the conduct required to cure such Default. The defaulting party shall have 60 days following the date the Notice is received by the non-defaulting party to cure the Default (30 days for non-payment by Kmart under a Specific Purchase Order where the amount involved exceeds $2,000,000). If the Default is not cured by the defaulting party within such period, the non-defaulting party may elect to either specifically enforce performance hereof or terminate this Agreement If, however, Kmart defaults, Salton's remedies shall not exceed the amount Salton would have received as its sole and exclusive remedy under Section 5 herein with respect to Minimum Product Orders which have not been placed as of the effective date of the Default or Termination. In the event of Salton's Default or wrongful termination of this Agreement, Kmart shall not owe Salton any damages under Section 5 of this Agreement.

                  A party's failure to demand cure of or terminate this Agreement as a result of a prior Default shall not be deemed a waiver by the party of the right to demand cure of or to terminate this Agreement as a result of a subsequent Default. Unless otherwise indicated to the contrary in this Agreement, the rights set forth hereinabove are cumulative and in addition to those otherwise provided by law.

         10.4 Termination at Option of Kmart. (a) Kmart shall have the right to terminate this Agreement without cause in its sole discretion effective on June 30, 2002, by giving Salton written notice at any time up to June 30, 2000. Following delivery of such notice to Salton, the parties shall continue to be bound by all of the terms and conditions of this Agreement through June 30, 2002; provided, that the Minimum Product Purchase commitment, for the period of July 1, 2001 through June 30, 2002, as set forth in Section 5.1 hereof, shall be reduced to 25% of the amounts set forth in said
                  Section 5.1; and provided further, that after June 30, 2000, Salton may commence marketing plans for the sale of Products to any other Person, including other Discount Department Stores, and, after July 31, 2001 Salton may market and sell Products to any other Person, including Discount Department Stores, notwithstanding Section 2.1 hereof. If Kmart does not elect to terminate this Agreement in accordance with the foregoing sentences of this Section 10.4, then Kmart shall have the right to terminate this Agreement without cause in its sole discretion effective June 30, 2003 and on each June 30 thereafter during the term of this Agreement by giving written notice to Salton of its desire to so terminate this Agreement. Upon any such termination, Kmart shall owe nothing to Salton beyond payment for Products accepted by Kmart as of the effective date of termination. Kmart shall be required to perform all Specific Purchase Orders issued prior to the effective date of such termination, and Kmart shall have no further obligation following such termination.

                  (b) Notwithstanding the foregoing, it is specifically agreed by the parties hereto that in the event Kmart terminates the Agreement at any time and such termination is not in accordance with this Section 10.4(a), or is otherwise in violation or breach of this Agreement, Kmart's liability hereunder shall not exceed an amount equal to the Fees specified in Section 5 herein for the Minimum Product Orders which have not been placed as of the effective date of such termination and for payment for Orders of conforming Products timely delivered through the date of such termination, Kmart shall be required to perform all Specific Purchase Orders issued prior to the effective date of such termination, and Kmart shall have no further obligation following such termination.

         10.5 Termination at Option of Salton. Salton shall have the right to terminate this Agreement effective on June 30, 2002, by giving Kmart written notice at any time up to June 30, 2000. Following delivery of such notice to Kmart, the parties shall continue to be bound by all of the terms and conditions of this Agreement through June 30, 2002; provided, that the Minimum Product Purchase commitment, for the period of July 1, 2001 through June 30, 2002, as set forth in Section 5.1 hereof, shall be reduced to 25% of the amounts set forth in said Section 5.1; and provided further, that after June 30, 2000, Salton may commence marketing plans for the sale of Products to any other Person, including other Discount Department Stores, and, after July 31, 2001 Salton may market and sell Products to any other Person, including Discount Department Stores, notwithstanding Section 2.1 hereof. In the event that Salton does not elect to terminate this Agreement in accordance with the foregoing sentences of this Section 10.5, then Salton shall have the right to terminate this Agreement without cause in its sole discretion effective June 30, 2003 and on each June 30 thereafter during the term of this Agreement by giving at least 12 months prior written notice to Kmart of its desire to so terminate this Agreement. Upon any such termination, Kmart shall owe nothing to Salton beyond payment for Products accepted by Kmart as of the effective date of such termination.

         10.6 Duties Following Termination. Upon Termination of this Agreement, neither party shall have any obligation to the other party except as hereinafter set forth in this Section
                  10.6. Notwithstanding the termination or expiration of this Agreement pursuant to this Article 10 or any other provision of this Agreement, unless otherwise indicated in this Agreement, all rights and obligations which were incurred or which matured under specific Purchase Orders issued prior to the effective date of termination or expiration shall survive termination and be subject to enforcement under the terms of this Agreement. Termination of this Agreement shall not affect any duty of Kmart or Salton under Sections 9.1, 11.1, 11.2, 11.3, 12.1, 12.4, 12.6, 12.11, 12.13 or 12.14 existing prior to the effective date of termination or expiration , all of which are intended to survive termination. Kmart shall have the right to distribute, sell, market and promote all existing inventory of Products ordered pursuant to Specific Purchase Orders prior to the termination of this Agreement, and to use all packaging materials, labels, tags, signage, advertising and promotional materials to effectuate the sale of such Products.

         10.7 Non-interference. Except for negotiations involving Salton or with a Third Party Manufacturer, , Kmart agrees that, except with Salton, it will not, during the Term of this Agreement or any extension or renewal thereof negotiate, obtain information or discuss with or enter into any agreement with any person or entity covering the licensing, purchase, sale, marketing or distribution of the Trademark for any of the Categories of Product purchased by Kmart from Salton.

         10.8 Termination of the NewTech Agreement. If the NewTech Agreement is terminated at any time for any reason, Kmart may, in its sole option, elect to terminate this Agreement, and upon such termination, owe nothing further under this Agreement beyond payment for Products accepted and sold by Kmart through the date of termination.


11.      CONFIDENTIALITY/PRESS RELEASES

         11.1 Confidentiality and Non-Disclosure. Salton agrees that any and all information in any form that is provided to Salton or any of its representatives as part of this Agreement is provided and received in confidence, and Salton, shall at all times preserve and protect the confidentiality of such information, and of any other proprietary or non-public information of or relating to Kmart or any of its related companies of which it or any of its representatives becomes aware or acquires during the performance of this Agreement (such information is hereinafter referred to as "Confidential Information"). Salton also agrees that it shall take all reasonable steps to ensure that such Confidential Information will not be disclosed to, or used by any person, association or entity except its own employees, and then only to the extent necessary to permit it to perform this Agreement.

                  Each of Salton and Kmart agrees to keep the Minimum Product Orders, pricing, and Term of this Agreement (including rights of extension and termination) strictly confidential, except that each of Salton and Kmart shall be permitted to disclose any and all information concerning the transactions contemplated hereby to the extent it is legally required to do so, whether under applicable securities laws or otherwise, provided, that Salton will use its reasonable best efforts to file with the Securities and Exchange Commission or any other applicable regulator or court a request for confidential treatment of the pricing and other business terms set forth in this Agreement.

                  In the course of performance of this Agreement, Salton may disclose certain information to Kmart which Salton considers proprietary and confidential. In order to be considered as proprietary and confidential and, thus, subject to the following restrictions, Salton must comply with both of the following requirements prior to disclosure of the information:
                  (i) the information must be clearly and conspicuously identified in writing as "PROPRIETARY AND CONFIDENTIAL INFORMATION OF SALTON'; and (ii) Salton must limit its dissemination of the information to an authorized representative of Kmart (i.e., one listed on attached Exhibit
                  E) with a need to know such information in furtherance of the performance of this Agreement (the "Authorized Recipient") Provided Salton has complied with (i) and (ii) above, the Authorized Recipient shall maintain the confidentiality of such information to the same extent Kmart protects its own proprietary information and shall not disclose it to anyone other than Kmart employees, agents and/or consultants with a need to know who shall also be subject to this restriction.

                  Confidential Information shall not include information that a party can demonstrate by written evidence:

                  (i) is in the public domain (provided that information in the public domain has not and does not come into the public domain as a result of the disclosure by the receiving party or any of its Affiliates);

                  (ii) is known to the receiving party or any of its Affiliates prior to the disclosure by the other party; or

                  (iii) becomes available to the party on a non-confidential basis from a source other than an Affiliate of that party or the disclosing party.

         11.2 Press Releases. Salton shall not issue any press releases relating to this Agreement or its relationship with Kmart without the prior written approval by an authorized representative of either the Corporate Affairs Department or the Investor Relations Department of Kmart as to the contents thereof.

         11.3 The Press Release confidentiality and non-disclosure obligations contained herein shall survive and continue after termination of this Agreement or any related agreements the parties may execute, and shall bind each of Salton's and Kmart's legal representatives, successors and assigns.




12.      GENERAL TERMS AND CONDITIONS

         12.1 Dispute Resolution. All disputes arising out of, or in relation to, this Agreement (other than disputes arising out of any claim by a third party in an action commenced against a party) shall be referred for decision forthwith to a senior executive of each party who is not personally involved in the dispute. If no agreement can be reached through this process within thirty (30) days of request by one party to the other to nominate a senior executive for dispute resolution, then either party shall be entitled to pursue any and all available legal remedies.

         12.2 No Assignment. Other than as specifically set forth in this Agreement, this Agreement may not be assigned nor may the performance of any duties hereunder be delegated by either party without the prior written consent of the other party; provided, that any such attempted assignment shall be void and shall not relieve the assignor from any of its obligations hereunder or under any other document or agreement delivered by such party pursuant to, or delivered (or acknowledged to have been delivered) contemporaneously with or in connection with the execution of, this Agreement, which shall continue to be binding upon such party notwithstanding any such attempted assignment.

         12.3 Notices. Any notice required or permitted to be given under this Agreement shall be sufficiently given if in writing and delivered by registered or certified mail (return receipt requested), facsimile (with confirmation of transmittal), overnight courier (with confirmation of delivery), or hand delivered to the appropriate party at the address set forth below, or at such other address as such party may from time to time specify for that purpose in a notice similarly given:

                  If to Salton:                                Salton/Maxim Housewares, Inc.
                                                               550 Business Center Drive
                                                               Mt. Prospect, Illinois 60056
                                                               Attn: William B. Rue
                                                               Fax: (847) 803-8080

                  with a copy to (other than                   Greenberg, Traurig, Hoffman, Lipoff,
                  regularly prepared notices, reports, etc.    Rosen & Quentel, P.A.
                  required to be delivered hereunder):         1221 Brickell Avenue
                                                               Miami, Florida 33131
                                                               Attn: Cesar L. Alvarez
                                                               Fax: (305) 579-0717

                                                               and
                                                               Sonnenschein Nath & Rosenthal
                                                               8000 Sears Tower
                                                               Chicago, Illinois 60606
                                                               Attn: Neil Aizenstein
                                                               Fax: (312) 876-7934

                  If to Kmart:                                 Kmart Corporation
                                                               3100 W. Big Beaver Road
                                                               Troy, Michigan 48084
                                                               Attn: Divisional Vice President
                                                               Home Electronics/Home Appliances
                                                               Fax: (810) 643-1054

                  with a copy to (other than                   Kmart Corporation
                  regularly prepared notices, reports, etc.    Legal Department
                  required to be delivered hereunder):         3100 W. Big Beaver Road
                                                               Troy, Michigan 48084
                                                               Attn: General Counsel


                  Any such notice shall be effective (i) if sent by mail, as aforesaid, three (3) business days after mailing, (ii) if sent by facsimile, as aforesaid, when sent, and (iii) if sent by courier or hand delivered, as aforesaid, when received. Provided, that if any such notice shall have been sent by mail and if on the date of mailing thereof or during the period prior to the expiry of the third business day following the date of mailing there shall be a general postal disruption (whether as a result of rotating strikes or otherwise) in the United States, then such notice shall not become effective until the third business day following the date of resumption of normal mail service.


                  12.4 Governing Law and Consent to Jurisdiction. THIS AGREEMENT SHALL BE DEEMED TO HAVE BEEN EXECUTED AND DELIVERED IN TROY, MICHIGAN, AND SHALL BE CONSTRUED, INTERPRETED AND ENFORCED UNDER AND IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF MICHIGAN. SALTON AGREES TO EXERCISE ANY RIGHT OR REMEDY IN CONNECTION WITH THIS AGREEMENT EXCLUSIVELY IN, AND HEREBY SUBMITS TO THE JURISDICTION OF, THE STATE OF MICHIGAN COURTS OF OAKLAND COUNTY, MICHIGAN OR THE UNITED STATES DISTRICT COURT IN DETROIT, MICHIGAN.

         12.5 Binding Agreement. This Agreement shall be binding upon the parties hereto, and their respective successors and permitted assigns, whether by operation of law or otherwise.

         12.6 Entire Agreement. This Agreement and all other documents and instruments specifically incorporated by reference herein contain the entire agreement and understanding of the parties with respect to the subject matter hereof and thereof and supersedes all negotiations, prior discussions and agreements relating to the subject of this Agreement. Any terms or conditions in any forms of Salton used in the performance of this Agreement which are in conflict with or in addition to the terms and conditions of this Agreement shall be void. This Agreement may not be amended or modified except by a written instrument signed by all of the parties hereto.

         12.7 Headings. The headings to the various articles and paragraphs of this Agreement have been inserted for convenience only and shall not affect the meaning of the language contained in this Agreement.

         12.8 Waiver. The waiver by any party of any breach by another party of any term or condition of this Agreement shall not constitute a waiver of any subsequent breach or nullify the effectiveness of that term or condition.

         12.9 Counterparts. This Agreement may be executed in identical duplicate copies exchanged by facsimile transmission. The parties agree to execute two identical original copies of the Agreement after exchanging signed facsimile versions. Each identical counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12.10 Severability of Provisions. If, for any reason whatsoever, any term, covenant or condition of this Agreement or the application thereof to any party or circumstance is to any extent held or rendered invalid, unenforceable or illegal, then such term, covenant or condition:

                                    (i)      is deemed to be independent of the
                           remainder of such document and to be severable and divisible therefrom and its validity, unenforceability or illegality does not affect, impair or invalidate the remainder of such document or any part thereof; and

                                    (ii)     continue to be applicable and
                           enforceable to the fullest extent permitted by law against any party and circumstances other than those as to which it has been held or rendered invalid, unenforceable or illegal.

         12.11 Limitation on Damages. Except with respect to Salton's liability under Section 9 of this Agreement, neither party shall be liable to the other party for incidental, consequential, punitive or exemplary damages arising in connection with this Agreement or the performance, omission of performance or termination hereof, even if said party has been advised of the possibility of such damages and without regard to the nature of the claim or the underlying theory or cause of action (whether in contract, tort or otherwise). In addition, in no event shall Kmart be liable for direct or any other damages in excess of the amount to which Salton is entitled to under Section 5 herein for Minimum Product Orders which have not been placed as of the effective date of the Default or Termination plus payment due for Products accepted by Kmart as of such date, nor shall Kmart's aggregate liability under this Agreement exceed such amount.

         12.12 Force Majeure. Time is of the essence in the performance of all parts of this Agreement; provided, however, performance by either party shall be excused during the period in which such performance is made reasonably impossible because of a strike, act of God or change in laws ("Force Majeure"). Salton, however, shall use reasonable diligence to procure substitute performance. If the period during which performance is excused due to Force Majeure exceeds ten (10) days, then either party may terminate its obligations under any Specific Purchase Orders without liability, and such cancelled Order(s) shall continue to count towards fulfillment of the commitments set forth in Section 5 herein. If the period of Force Majeure excusing Salton's performance exceeds 120 days and such non-performance relates to more than 20% of the Minimum Product Orders during any Period, then Kmart may terminate this entire Agreement without further obligation to Salton. Upon any such termination, nothing shall be due from Kmart beyond payment for Products accepted by Kmart as of the effective date of termination.

         12.13 Kmart Marks. Salton acknowledges Kmart Properties Inc.'s ("KPI") exclusive right, title and interest in and to all trademarks, trade names, service marks, logos, assignees, program and event names, identifications and other proprietary rights and privileges which it licenses to Kmart with the right to sublicense (the "Kmart Marks"). This Agreement and its various provisions are not a license or assignment of any right, title or interest in the Kmart Marks by KPI or Kmart to Salton. Salton shall not in any manner represent that it has any ownership in the Kmart Marks and shall not do or cause to be done anything impairing Kmart's exclusive license in the Kmart Marks. Salton shall not use, print or duplicate the Kmart Marks except and only if Salton has obtained prior approval as provided herein. Salton's use of the Kmart Marks is limited to the Term of this Agreement; upon termination hereof, Salton shall immediately cease all use of the Kmart Marks. Salton shall not assign or attempt to assign any rights with regard to the Kmart Marks which arise hereunder; any such attempted assignment shall be void.


         12.14 White Westinghouse Marks. Kmart acknowledges WCI's exclusive right, title and interest in and to the Trademarks. This Agreement and its various provisions are not a license or assignment of any right, title or interest in the Trademark or the License Agreement by Salton or WCI to Kmart. Kmart shall not do or cause to be done anything impairing Salton's exclusive license in the Trademark. Kmart's use of the Trademark is limited to the terms and conditions contained in this Agreement; upon termination hereof, Kmart shall immediately cease all use of the Trademark other than in connection with the sale, advertising or merchandising of Product inventory and order commitments (if any) existing at the time of such termination. Kmart shall not assign or attempt to assign any rights with regard to the Trademark which arise hereunder; any such attempted assignment shall be void.

         12.15 No Third Party Beneficiaries. The parties hereto expressly agree that there shall be no third party beneficiaries to this Agreement.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the Execution Date.

  SALTON/MAXIM HOUSEWARES, INC.          KMART CORPORATION

  By:.................................   By:....................................
  (Signature)                            (Signature)
  Name:...............................   Name:..................................
  Title:..............................   Title:.................................

                                    EXHIBIT A
                             DESCRIPTION OF PRODUCTS



                               KITCHEN HOUSEWARES:

                  Irons
                  Can Openers
                  Mixers
                  Food Processors
                  Electric Knives
                  Popcorn Makers
                  Toasters
                  Toaster Ovens
                  Coffee Makers
                  Espresso/Cappuccino Makers
                  Bread Machines
                  Pasta Makers
                  Doughnut Makers
                  Woks
                  Pressure Cookers
                  Ice Tea Makers
                  Sandwich Makers
                  Waffle Irons/Waffle Makers
                  Pancake Grills
                  Portable Grilling Machines
                  Ice Cream Makers
                  Yogurt Makers
                  Juice Makers
                  Juice Extractors

                                 PERSONAL CARE:

                  Hair Dryers
                  Hair Curlers
                  Curling Wands and Brushes
                  Make up Mirrors
                  Nail, Face, Feet and Body Care Products
                  Massagers

                                FANS AND HEATERS:

                  Portable Cooling Fans
                  Portable Room Heaters and Heater/Fan Combinations


                     ELECTRIC AIR CLEANERS AND HUMIDIFIERS:

                  Humidifiers
                  Air Cleaners

                                  SCHEDULE 1.2

                           DISCOUNT DEPARTMENT STORES


         Ames Dept. Stores
         Baby Superstore
         Best Buy
         Best Products Co.
         Bradlees
         Caldor Corp.
         Circuit City Stores
         Comp USA
         Consolidated Stores
         Dayton Hudson/Target
         Dollar General
         Dollar Tree Stores
         Duckwall-ALCO Stores
         Farmily Bargain
         Family Dollar
         50-Off Stores
         Fred's
         Good Guys
         Hills
         Home Shopping Network
         L. Luria & Son
         Lechters
         Loehmann's Inc.
         MacFrugal's Bargains
         Melville Corp.
         Meyer (Fred)
         Montgomery Wards
         99 Cents Only
         Office Depot
         OfficeMax
         Pamida
         Phar-Mor
         Price Costco
         Roberds
         Ross Stores
         S & K Famous Brands
         Sears
         Service Merchandise
         ShopKo Stores
         Staples
         Tops Appliance City
         Toys "R" Us
         Tuesday Morning
         Value City Dept. Stores
         Venture
         Waban
         Wal-Mart Stores
         Woolworth

                                                                       EXHIBIT B

PURCHASE ORDER TERMS AND CONDITIONS

Vendor and Kmart Corporation, 3100 West Big Beaver Road, Troy, Michigan 48084-3163, ("Buyer") agree, to the fullest extent permitted by law, to be bound by all terms and conditions contained or incorporated herein, all of which are a part of each Purchase Order issued to Vendor by Buyer ("Order") and should be carefully read. Any provisions in Vendor's invoices, billing statements, acknowledgment forms or similar documents which are inconsistent with the provision of an Order shall be of no force or effect. The cost price set forth in each Order includes the cost of manufacturing, packaging, labeling and shipping unless otherwise specified in the Order.

1. Vendor's Acceptance. Vendor's commencement of or promise of shipment of the Merchandise shall constitute Vendor's agreement that it shall deliver the merchandise in accordance with the terms and conditions of the applicable Order. Vendor agrees to follow the shipping and invoicing instructions issued by Buyer's stores, warehouses, buying offices and Transportation and Accounting Department, which instructions are incorporated by referenced into the applicable Order.

2. Vendor's Representations and Warranties. Vendor represents and warrants to buyer, in addition to all warranties implied by law, that each item of merchandise described on the face of an Order (or in an EDI or telephone Order), together with all related packaging and labeling and other material furnished by Vendor ("Merchandise"), shall: (a) be free from defects in design, workmanship and/or materials including, without limitation, such defects as could create a hazard to life or property;
         (b) conform in all respects with all applicable federal, state and local laws, orders and regulations, including, without limitation, those regarding (i) safety, (ii) content, (iii) flammability, (iv) weights, measurers and sizes, (v) special use, care, handling, cleaning or laundering instructions or warnings, (vi) processing, manufacturing, labeling, advertising, selling, shipping and invoicing, (vii) registration and declaration of responsibility, and (viii) occupational safety and health; (c) not infringe or encroach upon Buyer's or any third party's personal, contractual or proprietary rights, including, without limitation, patents, trademarks, copyrights, rights of privacy or trade secrets; and (d) conform to all of Buyer's specifications and to all articles shown to buyer as Merchandise samples.

3. Vendor's Indemnification of Buyer. Vendor agrees to reimburse, indemnify, hold harmless and to defend at its expense (or to pay any attorney's fees incurred by Buyer) Buyer and its subsidiary and affiliate companies against all damage, loss, expense, claim, liability or penalty, including, without limitation, claims of infringement of patents, copyrights, trademarks, unfair competition, bodily injury, property or other damage, arising out of any use, possession, consumption or sale of said Merchandise and from any failure of Vendor to properly perform an Order. Vendor shall not be relieved of the foregoing indemnity and related obligations by allegations or any claim of negligence on the part of buyer; provided, however, Vendor shall not remain or be liable hereunder to the extent any injury or damage is finally judicially determined to have been proximately caused by the sole negligence of Buyer. Vendor shall obtain adequate insurance to cover such liability under each Order and shall provide copies of the applicable certificate(s) of insurance annually to Buyer's Vendor Database Department at the above address.

4. Defective or Non-Conforming Merchandise. If any Merchandise is defective, unsuitable, does not conform to all terms hereof and of the Order and all warranties implied by law, Buyer may at its option return it to Vendor for full credit or refund of the purchase price or repair it at Vendor's expense, and may change Vendor such price or expenses and the cost of any incurred inbound and outbound freight and a handling, storage and inspection charge of 71/2% of the returned Merchandise invoice price. Buyer shall be under no duty to inspect any Merchandise before resale thereof, and resale, or repackaging or repackaging for the purpose of resale, shall not constitute a waiver of, or otherwise limit, any of Buyer's rights resulting from defective or non-conforming Merchandise.

5. Buyer's Right to Cancel. Buyer may without notice cancel, terminate and/or rescinding all or part of an Order in the event Vendor breaches or fails to perform any of its obligations in any material respect, or in the event Vendor becomes insolvent or proceedings are instituted by or against Vendor under any provision of any federal or state bankruptcy or insolvency laws or Vendor ceases its operation. Time is of the essence to each Order, and Vendor's failure to meet any delivery date shall constitute a material breach of the Order. Vendor agrees to inform Buyer immediately in writing or any failure to timely ship all or any part of an Order, and Buyer's acceptance of any merchandise after the applicable delivery date shall not constitute a waiver of, or otherwise limit, any of Buyer's rights resulting from the late delivery nor obligate Buyer to accept delivery of additional Merchandise under the order.

6. Special Features. All Merchandise designs, patents and trade names which are supplied by Buyer to Vendor or which are distinctive of Buyer's private label merchandise ("Special Features") shall by the property of Buyer and shall be used by Vendor only for buyer. Buyer may use the Special Features on or with respect to goods manufactured by others and obtain legal protection for the Special Features including, without limitation, patents, patent designs, copyrights and trademarks. Merchandise with Special Features which is not delivered to Buyer for any reason shall not be sold or transferred to any third party without written authorization of Buyer and unless and until all labels, tags, packaging and markings identifying the Merchandise to Buyer have been removed.

7. Deductions and Set Off. Any sums payable to Vendor shall be subject to all claims and defenses of Buyer, whether arising from this or any other transaction, and Buyer may set off and deduct against any such sums all present and future indebtedness of Vendor to Buyer. Buyer shall provide a copy of the deduction voucher(s) for debits taken by Buyer against Vendor's account as a result of any returns or adjustments. Vendor shall be deemed to have accepted each such deduction unless Vendor, within 90 days following receipt of the deduction voucher, notifies Buyer in writing as to why a deduction should not be made and provides documentation of the reason(s) given. Such written notice shall be directed to Buyer's Vendor Audit Department at the above address. Buyer shall not be liable to Vendor for any interest or late charges.

8. Michigan Contract and Jurisdiction. EACH ORDER, AND ALL OTHER ASPECTS OF THE BUSINESS RELATIONSHIP BETWEEN BUYER AND VENDOR, SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF MICHIGAN. VENDOR AGREES, WITH RESPECT TO ANY LITIGATION WHICH RELATES TO ANY RODER OR WHICH OTHERWISE ARISES DIRECTLY OR INDIRECTLY OUT OF OR IN CONNECTION WITH SAID BUSINESS RELATIONSHIP RO ANY TRANSACTION OF ANY NATURE BETWEEN BUYER AND VENDOR, TO COMMENCE SAME:
         (I) EXCLUSIVELY IN (AND VENDOR HEREBY CONSENTS TO THE JURISDICTION OF) THE STATE OF MICHIGAN COURTS OF OAKLAND COUNTY, MICHIGAN OR THE UNITED STATES DISTRICT COURT IN DETROIT, MICHIGAN, AND (II) WITHIN 18 MONTHS FROM THE DATE OF BUYER'S LAST ORDER TO VENDOR OR THE PERIOD PRESCRIBED BY THE APPLICABLE STATUTE OF LIMITATIONS, WHICHEVER IS SOONER.

9. Miscellaneous, (a) All rights granted to Buyer hereunder shall be in addition to and not in lieu of Buyer's rights arising by operation of law. (b) Any provisions of a hard copy Order which are typewritten or handwritten by Buyer shall supersede any contrary or inconsistent printed provisions therein. (c) No modification of terms of an Order shall be valid without the written authorization of Buyer. (d) Should any of the provisions of an Order be declared by a court of competent jurisdiction to be invalid, such decision shall not affect the validity of any remaining provisions.

10. Direct to Store and Distribution Center Invoice & Shipping Instructions. (a) Each invoice shall include Buyer's Order number, Vendor's stock/style number, and Buyer's code number for each item on the invoice. No substitutions of Merchandise shall be made without the written authorization of Buyer. (b) Each Order must be invoiced separately. (c) An Order may not be filed at a price higher than that shown on its face or transmitted without the written authorization of Buyer. (d) If freight costs are to be paid by buyer, Vendor shall ship via the method and/or route specified in the instructions provided by Buyer's Transportation Department, shall make ONE COMPLETE shipment of the Merchandise and shall NOT make PARTIAL shipments without the written authorization of Buyer. (e) Vendor shall make NO PACKAGE QUANTITY CHANGE on an Order without the written authorization of Buyer.

11. Additional Distribution Center Shipping Instructions. (a) The applicable bill of lading must be delivered to the Distribution Center at time of Merchandise delivery. (b) Vendor shall mark the contents of each Distribution Center carton clearly on the outside of the carton, case, or package. (c) Merchandise not packaged or shipped in quantities ordered by Buyer shall at Buyer's option be returned to Vendor at Vendor's expense. Vendor shall be charged a handling charge of 71/2% of the Merchandise invoice price on all Merchandise not packaged or shipped as ordered.

12. Merchandise Testing. Merchandise shall, at buyer's option, be subject to domestic or overseas testing. Vendor agrees to pay for all fees and costs associated with such testing (which fees and costs are set forth in Buyer's current Quality Assurance Manual or other documentation provided to Vendor). The testing of Vendor's Merchandise by or on behalf of Kmart is not a substitute for Vendor's own testing and other quality assurance related obligations in connection with its sale of Merchandise to Buyer, and such testing shall not limit Buyer's rights, or diminish or remove any of Vendor's responsibilities, hereunder including, without limitation, those relating to warranty and indemnification under Paragraphs 2 and 3 above.

13. Buyer Information/Orders. Buyer may at its discretion provide Vendor with certain confidential or proprietary information relating to Buyer's purchase and/or sale of Vendor's merchandise. Vendor acknowledges that such information, together with any other information of or pertaining to Buyer provided to Vendor by Buyer or learned by Vendor as a consequence of the business relationship between Buyer and Vendor (the "Buyer Information"), is provided and received in confidence, and Vendor shall at all times preserve and protect the confidentiality thereof. Vendor agrees to take all necessary steps to ensure that the Buyer Information shall not be disclosed to, or used by, any person, association or entity except Vendor's own employees having a need to know. BUYER MAKES NO WARRANTY WITH RESPECT TO THE BUYER INFORMATION OR THE ACCURACY OR COMPLETENESS THEREOF, ANDIS PROVIDING SAME ON AN "AS IS" BASIS; ALL IMPLIED WARRANTIES WITH RESPECT TO THE BUYER INFORMATION, INCLUDING THOSE OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE EXCLUDED. Vendor acknowledges and agrees that any sales forecasts, quantity purchase estimates or similar projections received from Buyer are not purchase commitments of Buyer, but rather represent estimates for planning purposes only, and that the Buyer shall have no obligation to purchase or otherwise compensate Vendor for any of Vendor's finished products, or unfinished raw materials, not covered by an Order.

14. Food Vendors. The following amendments to the above terms and conditions shall apply to any food products purchased from Vendor by Buyer (any other Merchandise purchased from Vendor by Buyer shall be governed by the foregoing, without amendment): (i) Paragraph 4 - delete "or repair it at Vendor's expense" in line 3 and delete "and a handling, storage and inspection charge of 71/2% of the returned Merchandise invoice price' starting in line 3 (ii) Paragraph 10 - delete the remainder of (d) starting with ", shall make ONE COMPLETE..." starting in line 6; and (iii) Paragraph 12 - delete in its entirety.

                                                                       EXHIBIT C

PURCHASE ORDER TERMS AND CONDITIONS

Vendor and Kmart Corporation, 3100 West Big Beaver Road, Troy, Michigan 48084-3163, ("Buyer") agree, to the fullest extent permitted by law, to be bound by all terms and conditions contained or incorporated herein, all of which are a part of each Purchase Order issued to Vendor by Buyer ("Order") and should be carefully read. Any provisions in Vendor's invoices, billing statements, acknowledgment forms or similar documents which are inconsistent with the provision of an Order shall be of no force or effect. The cost price set forth in each Order includes the cost of manufacturing, packaging, labeling and shipping unless otherwise specified in the Order.

1. Vendor's Acceptance. Vendor's commencement of or promise of shipment of the Merchandise shall constitute Vendor's agreement that it shall deliver the merchandise in accordance with the terms and conditions of the applicable Order. Vendor agrees to follow the shipping and invoicing instructions issued by Buyer's stores, warehouses, buying offices and Transportation and Accounting Department, which instructions are incorporated by referenced into the applicable Order.

2. Vendor's Representations and Warranties. Vendor represents and warrants to buyer, in addition to all warranties implied by law, that each item of merchandise described on the face of an Order (or in an EDI or telephone Order), together with all related packaging and labeling and other material furnished by Vendor ("Merchandise"), shall: (a) be free from defects in design, workmanship and/or materials including, without limitation, such defects as could create a hazard to life or property;
         (b) conform in all respects with all applicable federal, state and local laws, orders and regulations, including, without limitation, those regarding (i) safety, (ii) content, (iii) flammability, (iv) weights, measurers and sizes, (v) special use, care, handling, cleaning or laundering instructions or warnings, (vi) processing, manufacturing, labeling, advertising, selling, shipping and invoicing, (vii) registration and declaration of responsibility, and (viii) occupational safety and health; (c) not infringe or encroach upon Buyer's or any third party's personal, contractual or proprietary rights, including, without limitation, patents, trademarks, copyrights, rights of privacy or trade secrets; and (d) conform to all of Buyer's specifications and to all articles shown to buyer as Merchandise samples.

3. Vendor's Indemnification of Buyer. Vendor agrees to reimburse, indemnify, hold harmless and to defend at its expense (or to pay any attorney's fees incurred by Buyer) Buyer and its subsidiary and affiliate companies against all damage, loss, expense, claim, liability or penalty, including, without limitation, claims of infringement of patents, copyrights, trademarks, unfair competition, bodily injury, property or other damage, arising out of any use, possession, consumption or sale of said Merchandise and from any failure of Vendor to properly perform an Order. Vendor shall not be relieved of the foregoing indemnity and related obligations by allegations or any claim of negligence on the part of buyer; provided, however, Vendor shall not remain or be liable hereunder to the extent any injury or damage is finally judicially determined to have been proximately caused by the sole negligence of Buyer. Vendor shall obtain adequate insurance to cover such liability under each Order and shall provide copies of the applicable certificate(s) of insurance annually to Buyer's Vendor Database Department at the above address.

4. Defective or Non-Conforming Merchandise. If any Merchandise is defective, unsuitable, does not conform to all terms hereof and of the Order and all warranties implied by law, Buyer may at its option return it to Vendor for full credit or refund of the purchase price or repair it at Vendor's expense, and may change Vendor such price or expenses and the cost of any incurred inbound and outbound freight and a handling, storage and inspection charge of 71/2% of the returned Merchandise invoice price. Buyer shall be under no duty to inspect any Merchandise before resale thereof, and resale, or repackaging or repackaging for the purpose of resale, shall not constitute a waiver of, or otherwise limit, any of Buyer's rights resulting from defective or non-conforming Merchandise.

5. Buyer's Right to Cancel. Buyer may without notice cancel, terminate and/or rescinding all or part of an Order in the event Vendor breaches or fails to perform any of its obligations in any material respect, or in the event Vendor becomes insolvent or proceedings are instituted by or against Vendor under any provision of any federal or state bankruptcy or insolvency laws or Vendor ceases its operation. Time is of the essence to each Order, and Vendor's failure to meet any delivery date shall constitute a material breach of the Order. Vendor agrees to inform Buyer immediately in writing or any failure to timely ship all or any part of an Order, and Buyer's acceptance of any merchandise after the applicable delivery date shall not constitute a waiver of, or otherwise limit, any of Buyer's rights resulting from the late delivery nor obligate Buyer to accept delivery of additional Merchandise under the order.

6. Special Features. All Merchandise designs, patents and trade names which are supplied by Buyer to Vendor or which are distinctive of Buyer's private label merchandise ("Special Features") shall by the property of Buyer and shall be used by Vendor only for buyer. Buyer may use the Special Features on or with respect to goods manufactured by others and obtain legal protection for the Special Features including, without limitation, patents, patent designs, copyrights and trademarks. Merchandise with Special Features which is not delivered to Buyer for any reason shall not be sold or transferred to any third party without written authorization of Buyer and unless and until all labels, tags, packaging and markings identifying the Merchandise to Buyer have been removed.

7. Deductions and Set Off. Any sums payable to Vendor shall be subject to all claims and defenses of Buyer, whether arising from this or any other transaction, and Buyer may set off and deduct against any such sums all present and future indebtedness of Vendor to Buyer. Buyer shall provide a copy of the deduction voucher(s) for debits taken by Buyer against Vendor's account as a result of any returns or adjustments. Vendor shall be deemed to have accepted each such deduction unless Vendor, within 90 days following receipt of the deduction voucher, notifies Buyer in writing as to why a deduction should not be made and provides documentation of the reason(s) given. Such written notice shall be directed to Buyer's Vendor Audit Department at the above address. Buyer shall not be liable to Vendor for any interest or late charges.

8. Michigan Contract and Jurisdiction. EACH ORDER, AND ALL OTHER ASPECTS OF THE BUSINESS RELATIONSHIP BETWEEN BUYER AND VENDOR, SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF MICHIGAN. VENDOR AGREES, WITH RESPECT TO ANY LITIGATION WHICH RELATES TO ANY RODER OR WHICH OTHERWISE ARISES DIRECTLY OR INDIRECTLY OUT OF OR IN CONNECTION WITH SAID BUSINESS RELATIONSHIP RO ANY TRANSACTION OF ANY NATURE BETWEEN BUYER AND VENDOR, TO COMMENCE SAME:
         (I) EXCLUSIVELY IN (AND VENDOR HEREBY CONSENTS TO THE JURISDICTION OF) THE STATE OF MICHIGAN COURTS OF OAKLAND COUNTY, MICHIGAN OR THE UNITED STATES DISTRICT COURT IN DETROIT, MICHIGAN, AND (II) WITHIN 18 MONTHS FROM THE DATE OF BUYER'S LAST ORDER TO VENDOR OR THE PERIOD PRESCRIBED BY THE APPLICABLE STATUTE OF LIMITATIONS, WHICHEVER IS SOONER.

9. Miscellaneous, (a) All rights granted to Buyer hereunder shall be in addition to and not in lieu of Buyer's rights arising by operation of law. (b) Any provisions of a hard copy Order which are typewritten or handwritten by Buyer shall supersede any contrary or inconsistent printed provisions therein. (c) No modification of terms of an Order shall be valid without the written authorization of Buyer. (d) Should any of the provisions of an Order be declared by a court of competent jurisdiction to be invalid, such decision shall not affect the validity of any remaining provisions.

10. Direct to Store and Distribution Center Invoice & Shipping Instructions. (a) Each invoice shall include Buyer's Order number, Vendor's stock/style number, and Buyer's code number for each item on the invoice. No substitutions of Merchandise shall be made without the written authorization of Buyer. (b) Each Order must be invoiced separately. (c) An Order may not be filed at a price higher than that shown on its face or transmitted without the written authorization of Buyer. (d) If freight costs are to be paid by buyer, Vendor shall ship via the method and/or route specified in the instructions provided by Buyer's Transportation Department, shall make ONE COMPLETE shipment of the Merchandise and shall NOT make PARTIAL shipments without the written authorization of Buyer. (e) Vendor shall make NO PACKAGE QUANTITY CHANGE on an Order without the written authorization of Buyer.

11. Additional Distribution Center Shipping Instructions. (a) The applicable bill of lading must be delivered to the Distribution Center at time of Merchandise delivery. (b) Vendor shall mark the contents of each Distribution Center carton clearly on the outside of the carton, case, or package. (c) Merchandise not packaged or shipped in quantities ordered by Buyer shall at Buyer's option be returned to Vendor at Vendor's expense. Vendor shall be charged a handling charge of 71/2% of the Merchandise invoice price on all Merchandise not packaged or shipped as ordered.

12. Merchandise Testing. Merchandise shall, at buyer's option, be subject to domestic or overseas testing. Vendor agrees to pay for all fees and costs associated with such testing (which fees and costs are set forth in Buyer's current Quality Assurance Manual or other documentation provided to Vendor). The testing of Vendor's Merchandise by or on behalf of Kmart is not a substitute for Vendor's own testing and other quality assurance related obligations in connection with its sale of Merchandise to Buyer, and such testing shall not limit Buyer's rights, or diminish or remove any of Vendor's responsibilities, hereunder including, without limitation, those relating to warranty and indemnification under Paragraphs 2 and 3 above.

13. Buyer Information/Orders. Buyer may at its discretion provide Vendor with certain confidential or proprietary information relating to Buyer's purchase and/or sale of Vendor's merchandise. Vendor acknowledges that such information, together with any other information of or pertaining to Buyer provided to Vendor by Buyer or learned by Vendor as a consequence of the business relationship between Buyer and Vendor (the "Buyer Information"), is provided and received in confidence, and Vendor shall at all times preserve and protect the confidentiality thereof. Vendor agrees to take all necessary steps to ensure that the Buyer Information shall not be disclosed to, or used by, any person, association or entity except Vendor's own employees having a need to know. BUYER MAKES NO WARRANTY WITH RESPECT TO THE BUYER INFORMATION OR THE ACCURACY OR COMPLETENESS THEREOF, ANDIS PROVIDING SAME ON AN "AS IS" BASIS; ALL IMPLIED WARRANTIES WITH RESPECT TO THE BUYER INFORMATION, INCLUDING THOSE OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE EXCLUDED. Vendor acknowledges and agrees that any sales forecasts, quantity purchase estimates or similar projections received from Buyer are not purchase commitments of Buyer, but rather represent estimates for planning purposes only, and that the Buyer shall have no obligation to purchase or otherwise compensate Vendor for any of Vendor's finished products, or unfinished raw materials, not covered by an Order.

14. Food Vendors. The following amendments to the above terms and conditions shall apply to any food products purchased from Vendor by Buyer (any other Merchandise purchased from Vendor by Buyer shall be governed by the foregoing, without amendment): (i) Paragraph 4 - delete "or repair it at Vendor's expense" in line 3 and delete "and a handling, storage and inspection charge of 71/2% of the returned Merchandise invoice price' starting in line 3 (ii) Paragraph 10 - delete the remainder of (d) starting with ", shall make ONE COMPLETE..." starting in line 6; and (iii) Paragraph 12 - delete in its entirety.

                                                      KMART CORPORATION
                                                      International Headquarters
                                                      3100 West Big Beaver Road
                                                      Troy, MI 48084-3163


_________________ 19____

Dear Sir/Madam:

This letter will confirm that the Purchase Order Terms and Conditions on the reverse side hereof (the "Terms") shall apply to all purchase orders issued to Vendor by Kmart, whether by telephone, hard copy, electronically or otherwise. Please note that the instructions in item 11 of the Terms are applicable to Distribution Center.

Receipt of this confirmation is REQUIRED before Vendor will be authorized to receive purchase orders from Kmart Corporation.

Please have the chairman, president or a vice president of Vendor confirm that the Terms will apply to all Kmart orders issued to Vendor by signing and returning one original of this letter (WITH NO CHANGES OF ANY KIND) to the address below no later than 7 business days from the above date. Retain the other original or a copy for your files. This letter must be signed by the Company which is paid by Kmart.

Very truly yours,
Kmart Corporation




------------------------------------    ----------------------------------------
Signature                               Registered Legal Name of Vendor


------------------------------------    ----------------------------------------
Title                                   Address


                                        ----------------------------------------
                                        City              State              Zip


                                        ----------------------------------------
                                        Vendor Officer Signature
                                        (Chairman, President or Vice President
                                        only)



                                        ----------------------------------------
                                        Print Name


RETURN TO:                              ----------------------------------------
ATTN                                    Title
    --------------------------------
KMART CORPORATION
3100 WEST BIG BEAVER ROAD
TROY MI 48084-3163

                                                                       EXHIBIT D


THIS ORDER CONTRACT IS UPON THE FOLLOWING TERMS AND CONDITIONS:

1. Seller's commencement of or promise of shipment of the Merchandise shall constitute Seller's agreement that it will deliver the Merchandise in accordance with the terms and conditions contained or incorporated herein, all of which are a part of the Order Contract and should be carefully read. Any provisions in Seller's invoices, billing statements, acknowledgment forms or other documents which are inconsistent with the provisions of this Order Contract shall be of no force or effect.

2. Seller represents and warrants to Kmart Corporation ("Buyer"), in addition to all warranties implied by law, that each item of Merchandise described on the face hereof, together with all retail packaging, labeling and other material furnished by Seller ("Merchandise"), shall (a) be free from defects in design, workmanship or materials, including, without limitation, such defects as could create a hazard to life or property; (b) conform in all respects with all applicable federal, state and local laws, orders and regulations, including, without limitation, those concerning the marking of the country of origin, fiber content, care labeling and shrinkage, as Merchandise not in compliance and not properly marked is subject to heavy penalty; (c) not infringe or encroach upon Buyer's or any third party's personal, contractual or propriety rights, including, without limitation, patents, trademarks, trade names, copyrights, rights of privacy or trade secrets; and (d) conform to all of Buyer's specifications and to all articles shown to Buyer as Merchandise samples. Seller further represents and warrants that it has ascertained that no child, forced or prison labor is utilized in the manufacture of Merchandise.

3. Seller agrees to reimburse, indemnify, hold harmless and defend at Seller's expense (or pay any attorney's fees incurred by Buyer) Buyer and its subsidiary and affiliate companies against all damage, loss, expense, claim, liability, fine, settlement or penalty, including, without limitation, claims of infringement of patents, copyrights and trademarks, unfair competition, bodily injury, or property or other damage arising out of any use, possession, consumption or sale of the Merchandise or failure to provide complete, accurate and acceptable (to U.S. Customs) information and documentation relating to, without limitation, the country of origin, or failure of Seller to perform promptly this Order Contract. Seller shall obtain adequate insurance to cover its liability under this Order Contract and shall provide copies of the applicable certificate(s) of insurance to Buyer.

4. Acceptance of Merchandise by Buyer after inspection does not release or discharge Seller from any liability for damages or from any other remedy of Buyer for Seller's breach of any promise or warranty, expressed or implied. This Order Contract may at Buyer's option be deemed cancelled if the Merchandise ordered herein is not covered by a full set of "Clean" "On Board" Ocean Bills of Lading and Buyer's Inspection Certificate dated on or before the shipping date specified on the face hereof. Any such cancellation shall be without prejudice to all other rights and remedies accruing to Buyer by reason of Seller's breach, unless a written extension of shipping date(s) was previously granted in writing to Seller by Buyer. If any of the terms, conditions or warranties of or underlying this Order Contract, express or implied, are not strictly complied with by Seller with respect to any shipment or installment shipment of the Merchandise ordered herein. Buyer has the right, in addition to all other rights and remedies accruing to Buyer by reason of Seller's breach, to refuse to accept any or all deliveries of Merchandise ordered herein, but any acceptance by Buyer of any such singular shipment or installment shipment shall not be deemed (whether or not buyer notifies Seller of its demand for strict compliance with respect to future shipment installments) a waiver by Buyer of any of its rights to refuse any future shipments hereunder or of any other rights or remedies.

5. All merchandise design, patents and trademarks which are supplied by Buyer to Seller or which are distinctive of Buyer's private label merchandise ("Special Features") shall be the property of Buyer and shall be used by seller only for buyer. Buyer may use the Special Features on or with respect to goods manufactured by others and obtain legal protection for the Special Features including, without limitation, patents, design patents, copyrights and trademarks. Merchandise which is not delivered to Buyer for any reason shall not be sold or transferred to any third party without written authorization of Buyer and unless all labels, tags, packaging and markings identifying the merchandise to Buyer have been removed.

6. THIR ORDER CONTRACT SHALL BE CONSTRUED AND ENFORCED UNDER AND IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF MICHIGAN, ANYUNSETTLED DISPUTE HEREUNDER WHERE THE AMOUNT IN CONTROVERSY IS LESS THAN OR EQUALS $50,000 (U.S.) SHALL BE FINALLY SETTLED BY ARBITRATION, HELD IN THEUNTID STATES OF AMERICA AT DETROIT, MICHIGAN AND CONDUCTED IN ACCORDANCE WITH THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION. JUDGMENT UPON ANY ARBITRATION AWARD RENDERED, IF NO SATISFIED WITHIN NINETY (90) DAYS, MAY BE, ENTERED IN ANY COURT HAVING JURISDICTION, OR APPLICATION MAY BE MADE TO ANYSUCH COURT FOR A JUDICIAL RECOGNITION, ACCEPTANCE AND ORDER OF ENFORCEMENT, AS THE CASE MAY BE, IN ANY UNSETTLED DISPUTE HEREUNDER WHERE THE AMOUNT IN CONTROVERSY EXCEEDS $50,000 (U.S.), IT IS HEREBY MUTALLY AGREED THAT SELLER SHALL EXERCISE ANY RIGHT OR REMEDY EXCLUSIVELY IN, AND HEREBY CONSENTS TO THE JURISDICTIONOF, THE UNITED STATES DISTRICT COURT IN DETROIT, MICHIGAN.

7. (a) All rights granted to Buyer hereunder shall be in addition to and not in lieu of buyer's rights arising by operation of law; (b) any provision of this Order Contract which are typewritten or handwritten by Buyer shall supersede any contrary or inconsistent printed provisions; (c) no modification of terms of this Order Contract shall be valid, including, without limitation, price increase, unless in writing and signed by Buyer; (d) should any of the provisions of this Order Contract be declared by a court of competent jurisdiction to be invalid, such decision shall not affect the validity of any remaining provisions; (e) all of the terms herein shall apply to additional quantities of merchandise ordered by Buyer except to the extent covered by a new written agreement; and (f) all documents prepared in connection with this Order Contract must be written in the English language and in the U.S. currency figures.

8. Neither this Order Contract nor any right, duty or obligation hereunder is assignable without the prior written consent of Buyer, nor shall Buyer be under any obligation to recognize any assignment of monies payable hereunder.

9. Seller agrees to prepare and produce all documents which are necessary for the Merchandise to clear U.S. Customs and which are otherwise required by applicable laws or regulations, the Letter of Credit or instructions set forth on the face hereof.

10. All shipping cartons are to be marked and packed in accordance with Buyer's International Department Standard Instructions To Foreign Shippers, which Standard Instructions are part of and are incorporated in this Order Contract by this reference, in addition, Seller agrees to follow any shipping instructions issued directly to Seller by Buyer's International Department.

11. Without in any way limiting buyer's other rights and remedies arising under paragraph 2 above, Seller agrees that any Merchandise, packaging or component that (1) mis-states the true country of origin, or (2) is made in whole or in part by child or prison labor, will be a material breach of this Order Contract resulting in cancellation of this Order contract and liability of Seller to Buyer for liquidated damages equal to the total FOB Factory costs of the Merchandise plus all freight, import/export charges and other costs incurred for the shipment or return (or destruction at Buyer's election) of seized or re-delivered Merchandise.

12. Except for the right to receive payment, Seller hereby assigns all of its rights (expressed and implied) under any purchase order Seller issues to a manufacturer for merchandise or any component thereof covered by this Order Contract including, without limitation, rights of warranty and indemnification, and Seller shall cooperate fully with Buyer in pursuing such rights. Buyer is not assuming, nor shall this purchase order be construed to impose, any obligation on the part of Buyer to a manufacturer in connection with the Merchandise. This partial assignment shall not act to limit Buyer's rights and remedies elsewhere under this Order Contract.

13. Merchandise shall, at Buyer's option, be subject to domestic or overseas testing. Seller agrees to pay for all fees and costs associated with such testing (which fees and costs are set forth in Buyer's current Quality Assurance Manual or other documentation provided to Seller). The testing of Seller's Merchandise by, or on behalf of, Kmart is not a substitute for Seller's own testing and other quality assurance related obligations in connection with its sale of Merchandise to buyer, and such testing shall not limit Buyer's rights, or diminish or remove any of Seller's responsibilities, hereunder including, without limitation, those relating to warranty and indemnification under Paragraphs 2 and 3 above.

                  Address All Correspondence
                  Regarding This order Contract to: Kmart Corporation
                                                    International Department
                                                    3100 West Big Beaver Road
                                                    Troy MI 48084-3163

                                                      KMART CORPORATION
                                                      International Headquarters
                                                      3100 West Big Beaver Road
                                                      Troy, MI 48084-3163


_________________ 19____

Dear Sir/Madam:

This letter will confirm that the Purchase Order Terms and Conditions on the reverse side hereof (the "Terms") shall apply to all purchase orders issued to Vendor by Kmart, whether by telephone, hard copy, electronically or otherwise. Please note that the instructions in item 11 of the Terms are applicable to Distribution Center.

Receipt of this confirmation is REQUIRED before Vendor will be authorized to receive purchase orders from Kmart Corporation.

Please have the chairman, president or a vice president of Vendor confirm that the Terms will apply to all Kmart orders issued to Vendor by signing and returning one original of this letter (WITH NO CHANGES OF ANY KIND) to the address below no later than 7 business days from the above date. Retain the other original or a copy for your files. This letter must be signed by the Company which is paid by Kmart.

Very truly yours,
Kmart Corporation




------------------------------------    ----------------------------------------
Signature                               Registered Legal Name of Vendor


------------------------------------    ----------------------------------------
Title                                   Address


                                        ----------------------------------------
                                        City              State              Zip


                                        ----------------------------------------
                                        Vendor Officer Signature
                                        (Chairman, President or Vice President
                                        only)



                                        ----------------------------------------
                                        Print Name


RETURN TO:                              ----------------------------------------
ATTN                                    Title
    --------------------------------
KMART CORPORATION
3100 WEST BIG BEAVER ROAD
TROY MI 48084-3163

                                    EXHIBIT E

                       AUTHORIZED REPRESENTATIVES OF KMART


Senior Vice President General Merchandise Manager, Hardlines
Divisional Vice President, Merchandising Hardlines
Buyer, Appliances, Music, Electronics






25